Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q4 and Yearend 2019 Earning Conference Call

Executives

James Nelson – CEO & President

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the Global Net Lease Fourth Quarter and Full Year 2019 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's fourth quarter and year-end 2019 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2018 filed on February 28, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release, supplement and Form 10- K, all of which are posted to our website at www.globalnetlease.com

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thank you, Louisa, and thanks again to everyone for joining us on today’s call. 2019 was a busy year for Global Net Lease, as we acquired $576 million of high-quality real estate. We also refinanced much of our European debt at more advantageous rates, recast and upsized our corporate credit facility, and continued increasing our portfolio exposure to industrial and distribution assets, while opportunistically accessing capital markets to fund acquisitions.

We are very pleased with the acquisitions we made during the year, 65% of which were industrial or distribution and 35% of which were office properties, based on acquisition price. All acquired properties in 2019 were in the United States and Canada. The weighted average cap rate for these acquisitions was 7.4% with a weighted average remaining lease term of 12.5 years at closing. The fourth quarter was particularly active, as we closed $252 million worth of transactions that will eventually contribute over $18 million of annualized straight-line rent to our portfolio. All of these acquisitions closed in December and, as a result, did not meaningfully contribute to our fourth quarter or full year results. The largest of these transactions, the first part of a $180 million US and European sale-leaseback transaction with Whirlpool, a Fortune 150 company with a Moody's rating of Baa1, closed on December 16th. As we mentioned last quarter, this transaction demonstrates our breadth of experience, corporate relationships and familiarity with both the US and European real estate markets. We closed on the second part of this transaction, the "European tranche", in early 2020. The acquisitions momentum we enjoyed at the end of 2019 is continuing into the new year as we have $274 million of closed or pipeline acquisitions for 2020, as of January 31st, that we expect to acquire at a weighted average cap rate of 8.4% with a weighted average remaining lease term of 17.7 years.

We are pleased to report year over year increases in adjusted EBITDA, total revenue and NOI, and a year over year decrease in Net Debt to adjusted EBITDA, which declined to 6.7x from 7.9x. Adjusted EBITDA increased 9.2% year over year to $234.5 million in 2019 compared to $214.8 million in 2018. Total revenue for the year was $306.2 million up 8.5% from $282.2 million in the prior year. Net Operating Income also increased 9.6% to $277.9 million from $253.5 million in 2018. On a per share basis AFFO decreased year over year to $1.85 per share due, in part, to the timing of the late fourth quarter acquisitions we mentioned earlier and interim deleveraging from the issuance of 13.4 million common shares that helped us fund these acquisitions. Our capital raises, as well as strategic property dispositions, helped drive year-end cash and cash equivalents of $270.3 million which we will continue to use to help fund our $274 million pipeline. Combined with fourth quarter acquisitions, we expect that closing on the pipeline will increase net annualized straight-line rent by an incremental $26.9 million.

We believe the quality and stability of our earnings is critically important to our long-term performance and the stability of our dividend. Our $3.8 billion, 278 property portfolio is nearly fully occupied at 99.6% leased and has a weighted average remaining lease term of 8.3 years. Additionally, investment grade or implied investment grade tenants make up over 68% of the portfolio, which further highlights the quality of our assets and our tenant base. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants. With no near-term expirations and with embedded contractual rent growth in over 93% of leases, we believe our diversified portfolio remains stable and well positioned to create value over the long-term for our shareholders.

215 of our properties are in the U.S. and Canada and 63 are in the U.K. and Western Europe, representing 63% and 37% of annualized rental revenue, respectively. Our property mix is currently 49% office, 46% industrial and distribution and 5% retail, which we consider to be an improvement from our year end 2018 portfolio where only 39% of annualized straight-line rent came from industrial or distribution properties and 8% came from retail tenants.

As part of our disciplined approach to asset management, last year we completed strategic dispositions totaling over $300 million, including the sale of $112 million of Family Dollar stores and a $146 million sale of RWE/Innogy. We have discussed the Family Dollar disposition at length in previous quarters, but we can summarize by stating that we sold this portfolio for two reasons: our assessment of Family Dollar's declining financial metrics and our decision to decrease our exposure to retail properties. We also sold a large office property in Essen, Germany. While there was approximately five years left on the lease, we were concerned that the lease may not be renewed due to the tenant's ongoing corporate restructuring and associated layoffs. We were pleased to sell the property for about €6.5 million more than we purchased it for, and the sale netted proceeds of approximately €68 million after repayment of the associated mortgage debt. We believe our dispositions in 2019 were prudent and benefited GNL's composite portfolio by removing non-core and short-duration leased assets and allowing us to redeploy the net proceeds, after the repayment of associated debt, into accretive acquisitions such as the $850 million of property acquired in 2019 and in the 2020 pipeline, concentrated on Industrial & Distribution and Office property types. We remain net buyers, as highlighted by our 2019 activity, but continue to actively evaluate the portfolio and our tenants in order to ensure the long-term stability and quality of our earnings.

During 2019, we also refinanced much of our European debt, in many cases extending the weighted- average maturity and reducing our borrowing rates. An important part of our strategy includes financing European assets locally, in the same currency in which rent is paid. Refinancing these various loans required an international effort which directly resulted in decreased costs for the company and our shareholders. In the third quarter, we also expanded our corporate credit facility by $300 million, bringing total commitments to $1.2 billion at a lower weighted average interest rate while extending the maturity of the revolving portion to 2023, with the option to extend to 2024. Overall, we strengthened our balance sheet by extending our weighted average debt maturities to 5.8 years as of the end of the fourth quarter, up from 4.2 years in 2018, while reducing our weighted average interest rate to 3.0% from 3.1%.

In capital markets, we raised approximately $384 million for general corporate purposes, primarily the acquisition of new real estate, through the sale of Common and Preferred stock. Our new Series B preferred stock priced at a lower effective yield than the Series A preferred stock, helping to make these initiatives more cost efficient. We believe our current sources provide us with ample liquidity as we continue to source acquisitions. Our ability to access the capital markets on favorable terms allows us to pursue attractive acquisition opportunities and to close transactions in an efficient manner.

Regarding the potential implications of Brexit on our portfolio; although there has been a great deal of coverage on the political exit of Great Britain from the EU since our last earnings call, there are numerous trade and other agreements to be hammered out this year before we can begin to measure the impact, if any, they will have on the properties we own. Of course, we will continue to monitor these developments, but remain confident that our exposure to both Great Britain and the remaining EU countries is prudent.

We remain committed to executing on our global investment strategy by leveraging our unique capacity to acquire assets throughout Europe and North America in order to negotiate with established international companies, providing the company a distinct competitive advantage. We can be opportunistic both in the types of real estate and tenants we identify for investment and in the geographic markets which fit within our strategy. Investing globally allows us to be patient in identifying potential investments and to capitalize on our expanded reach into a universe of high- quality tenants who operate businesses inside and outside the US. We remain well-positioned to take advantage of evolving real estate markets and macro-economic conditions in the U.S. and in Europe. We benefit from the added diversification that comes with holding a balanced portfolio of global assets located in strong economic regions. We believe our demonstrated ability to underwrite transactions with an eye toward long-term value is what continues to set GNL apart in the net lease sector. We will continue to execute on our strategy in 2020 and beyond as we grow GNL’s global and diversified portfolio.

With that, I'll turn the call over to Chris to walk through the operating results in more detail and then I will follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim. We posted improved financial results for both Q4 2019 annual and quarterly results in comparison to the prior year.

As Jim mentioned, for 2019 we recorded a 26% increase in EBITDA and a 8.5% increase in revenue, with net income attributable to common stockholders of $34.5 million. FFO increased 9.0% to $143.3 million and AFFO was up 8.4% to $159.7 million. The company paid common stock dividends of $150.8 million in 2019. Revenues increased primarily due to rental income from acquisitions and rent escalators embedded in existing leases. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

In the fourth quarter, revenue increased 7.7%, to $76.7 million, on a year over year basis. FFO increased 14.4% to $32.4 million. Our AFFO increased 7.5% to $39.9 million, and during the quarter, the company paid common stock dividends of $47.6 million. I would like to note that the $252 million of acquisitions during the fourth quarter all closed on or after December 3rd, and more than half of the acquisitions closed during in the last two weeks of December. Net of the properties sold during the quarter, we expect a $5.1 million, or $0.06 per share, step-up in annualized straight line rent to commence in Q1 2020.

On the balance sheet, we ended the fourth quarter with net debt of $1.6 billion at a weighted- average interest rate of 3.0%. Our net debt to adjusted EBITDA ratio was 6.7x at the end of the year. The weighted-average maturity at the end of the fourth quarter 2019 was 5.8 years, which is an improvement from 4.2 years at the close of the 2018 fourth quarter. The components of our debt include $199.1 million on the multi-currency revolving credit facility, $403.3 million on the term loan and $1.3 billion of outstanding gross mortgage debt. This debt was approximately 88.2% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 4.0x. As of December 31, 2019, liquidity was approximately $474.4 million, which comprises $270.3 million of cash on hand and $204.1 million of availability under the credit facility.

Our net debt to enterprise value was 43.7%, with an enterprise value of $3.7 billion based on the December 31, 2019 closing share price of $20.28 for common shares, $26.43 for Series A preferred shares, and $25.64 for Series B preferred shares.

As a quick update to the hedging program, we have continued to use our hedging strategy to offset some movements in interest rates and local currencies for our European portfolio. Regarding currency hedging, the company employs a disciplined strategy of layering hedges against the two currencies over upcoming quarters to manage some exposure to both currencies. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

In closing, I am very proud of all that GNL achieved in 2019. We believe the consistent execution of our business plan will continue to benefit our shareholders as we continue this work in 2020 and beyond. As always, thank you all for your continued support.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].